EXHIBIT 99.1
News Release

Contacts:
Media - Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors - Roger K. Newport, Executive Vice President, Finance and Chief Financial Officer (513) 425-5270

AK STEEL PROVIDES THIRD QUARTER 2015 EARNINGS GUIDANCE

West Chester, OH, September 17, 2015 - AK Steel (NYSE: AKS) today provided guidance for its third quarter 2015 financial results. AK Steel said that it expects to report a net loss of $0.02 to $0.07 per diluted share of common stock for the third quarter of 2015, reflecting an improvement from the net loss of $0.36 per diluted share in the second quarter of 2015. AK Steel said it expects the positive financial effects of higher shipments, lower raw material costs, cost reduction efforts and higher operating rates will partially offset lingering low carbon steel spot market prices.
For the third quarter of 2015, AK Steel expects shipments of approximately 1,860,000 tons, an increase of approximately 3% compared to the second quarter of 2015. The increase in shipments quarter over quarter is primarily related to increased shipments to the automotive market.
AK Steel expects an average selling price of approximately $910 per ton for the third quarter of 2015, about 2% lower than the second quarter of 2015. The decrease in average selling price is primarily a result of lower carbon steel spot market pricing, which the company believes is principally driven by high levels of unfairly traded foreign steel imports. Lower costs for raw materials (principally iron ore pellets and carbon scrap) and energy, along with the results of continued efforts across the company to reduce costs, partially offset the effects of lower steel selling prices.
The company said that it expects to record income tax expense of approximately $0.12 per diluted share for the third quarter of 2015 as a result of year-to-date effects of an increase in the company’s estimated LIFO income. The company’s income tax provision is primarily related to changes in the company’s LIFO reserve, which results in a tax valuation allowance adjustment related to the company’s deferred tax assets.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,000 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. Additional information about AK Steel is available at www.aksteel.com.

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Safe Harbor Statement
The statements in this release reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements. These forward-looking statements reflect the current belief and judgment of the company’s management, but are not guarantees of future performance or outcomes. They are based on a number of assumptions and estimates that are inherently subject to economic, competitive, regulatory, and operational risks, uncertainties and contingencies that are beyond the company’s control, and upon assumptions with respect to future business decisions and conditions that are subject to change. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that actual events or performance will differ materially from such predictions as a result of certain risk factors, including different or lesser-than-expected impacts as a result of the pending and anticipated future carbon steel trade case filings, including impacts on the volume of foreign carbon steel imports, domestic steel shipments and selling prices, or AK Steel’s shipment levels, carbon steel spot market prices, production levels or per ton operating costs; reduced selling prices, shipments and profits associated with a highly competitive industry with excess capacity; changes in the cost of raw materials and energy; the company’s significant amount of debt and other obligations; severe financial hardship or bankruptcy of one or more of the company’s major customers; reduced demand in key product markets due to competition from aluminum or other alternatives to steel; increased global steel production and imports; excess inventory of raw materials; supply chain disruptions or poor quality of raw materials; production disruption or reduced production levels; the company’s healthcare and pension obligations and related laws and regulations; not timely reaching new labor agreements; major litigation, arbitrations, environmental issues and other contingencies; regulatory compliance and changes; climate change and greenhouse gas emission limitations; conditions in the financial, credit, capital or banking markets; the company’s use of derivative contracts to hedge commodity pricing volatility; ongoing challenges faced by Magnetation; inability to fully realize benefits of long-term cost savings initiatives; inability to hire or retain skilled labor and experienced manufacturing and mining managers; information technology security threats and cybercrime; adverse effects on the company’s operations and/or financial results related to Magnetation’s bankruptcy; failure to achieve the estimated synergies and other expected benefits of the acquisition of Severstal Dearborn, LLC and/or to integrate it successfully; as well as those risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2014, as updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only to management’s plans, assumptions and expectations as of the date hereof. The company disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.

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